Exhibit 99.1

October 21, 2011

A. O. Smith reports higher earnings from continuing operations and also records net favorable impact from non-operating items

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced third quarter earnings from continuing operations of $26.9 million or $.58 per share on sales of $412.0 million.

The third quarter 2011 results included pre-tax professional fees and expenses totaling $4.4 million related to the acquisition of Lochinvar. In addition, the company recorded a net pre-tax gain of $16.4 million related to shares of Regal Beloit Corporation (NYSE: RBC) hedged with an equity collar. The favorable impact to earnings from the hedged RBC shares of $.21 per share less the Lochinvar related items of $.02 per share resulted in a net favorable impact to earnings of $.19 per share in third quarter 2011. Last year, earnings from continuing operations were $16.2 million or $.35 per share.

Water Products Company

Sales at the Water Products Company for the three-month period ending Sept. 30 were $412.0 million compared with sales of $377.4 million for the same period in 2010. Third quarter 2011 results include sales of $20.8 million from the Lochinvar business acquired on Aug. 26 and an increase in China water heater sales of 17 percent. Additionally, higher sales in India and of gas instantaneous water heaters in North America as well as global pricing actions related to higher steel costs helped to offset volume declines of residential and commercial water heaters in the U. S.

“We believe many of our customers took a very conservative approach to replenishing inventories during the quarter,” Chairman and Chief Executive Officer Paul W. Jones observed. “Fears of a double-dip recession throughout the summer along with the ongoing softness in the new housing and commercial construction markets had an adverse effect on our U.S. water heater business.”

Third quarter operating profit of $39.9 million was six percent higher than the $37.6 million recorded last year. The company’s recently acquired Lochinvar boiler operations contributed $3.0 million to 2011 third quarter operating profit. Contributions from higher sales in Asia and of gas instantaneous water heaters in North America were more than offset by lower residential and commercial water heater volumes in the U.S. As a result, operating margin declined to 9.7 percent from 10.0 percent last year.

Discontinued Operations

The company closed the sale of its Electrical Products business on Aug. 19 and received approximately $730 million in cash, including working capital adjustments, and 2.83 million Regal Beloit Corporation shares. Earnings from discontinued operations during the third quarter were $155.4 million or $3.33 per share, which included an after-tax gain on the sale of the business of $150.3 million, or $3.22 per share.

Cash Flow, Acquisitions and Share Buyback Authorization

Cash used in continuing operating activities during the first nine months of 2011 was $67.9 million including the impact from $175 million of pension contributions. Cash provided by operating activities and a tax benefit associated with the pension contributions are expected to generate cash flow from operations of between $10 and $15 million for the full year.

“We continue to pursue water heating and water treating investments all over the world, and we are committed to investments that increase shareholder value. Evaluating a stock buyback is part of our overall investment strategy,” Jones indicated. “We have substantial amounts of cash from the sale of Electrical Products Company and debt capacity to make investments as well as buy back our shares.”

Due to recent stock price declines, the company may begin to repurchase its shares. Currently, 1,363,800 shares remain on the 1.5 million share repurchase authorization, which was previously approved by its Board of Directors.

Outlook for 2011

“The integration of Lochinvar is progressing very well. We are pleased with the strong Lochinvar team and best-in-class operations. We expect earnings accretion in 2011 from Lochinvar to be approximately $.04 per share, which includes approximately $.14 per share in earnings from operations partially offset by approximately $.10 in non-recurring purchase accounting charges and professional fees related to the acquisition,” Jones commented.

“We expect U. S. volumes will recover and a pre-buy of commercial water heaters by our Southern California customers will occur in the fourth quarter as a result of an air quality regulatory standard scheduled to take effect on Jan. 1, 2012,” Jones added.

“We have increased our full year 2011 guidance and now expect earnings to be between $2.00 and $2.10 per share, which incorporates a net benefit from Lochinvar of $.04 per share. This range excludes the potential impact from any future acquisitions, the settlement and addition to the warranty reserve announced earlier this year, and the impact of the hedged RBC shares.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: difficulties in integrating the Lochinvar acquisition or achieving the disclosed accretion, cost synergies and/or global expansion opportunities related to the acquisition; weakening in the high efficiency boiler market or slowdown in the transition from non-condensing to condensing boilers; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; adverse general economic conditions and capital market deterioration; and the impact of accounting for acquisitions on the company’s financial statements. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2010 sales of nearly $1.5 billion, is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring the best-known brands in North America and China, as well as water purification products for residential and light commercial applications. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,500 people at operations in the U. S., Canada, Mexico, India, China, and the Netherlands.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended		Nine Months ended
	September 30		September 30
	2011	2010	2011	2010
Net sales	$412.0	$377.4	$1,234.7	$1,119.1
Cost of products sold	293.3	270.2	877.1	789.4

Gross profit	118.7	107.2	357.6	329.7

Selling, general and administrative	92.2	81.9	266.6	242.7
Flood related expense	—	—	—	34.2
Restructuring, impairment and settlement income, net	—	—	(11.2)	—
Interest expense	2.5	1.7	6.4	5.0
Other (income) / expense	(15.8)	0.3	(18.7)	2.0

	39.8	23.3	114.5	45.8
Provision for income taxes	12.9	7.1	34.8	9.1

Earnings before equity loss in joint venture	26.9	16.2	79.7	36.7
Equity loss in joint venture	—	—	—	(0.1)

Earnings from continuing operations	26.9	16.2	79.7	36.6

Earnings from discontinued EPC operations, net of tax	5.1	15.8	43.6	42.8
Gain on sale of discontinued EPC operations, net of tax	150.3	—	150.3	—

Net earnings	182.3	32.0	273.6	79.4

Net loss attributable to noncontrolling interest:	—	—	—	0.1

Net earnings attributable to A.O. Smith Corporation	$182.3	$32.0	$273.6	$79.5

Diluted earnings per share of common stock
Continuing operations	$0.58	$0.35	$1.71	$0.79
Discontinued operations	3.33	0.34	4.16	0.93

Net	$3.91	$0.69	$5.87	$1.72

Average common shares outstanding (000’s omitted)	46,643	46,254	46,611	46,095

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	September 30	December 31
	2011	2010
ASSETS:
Cash and cash equivalents	$440.6	$118.9
Receivables	369.5	313.3
Inventories	176.7	146.8
Deferred income taxes	62.2	27.3
Investments	154.7	—
Other current assets	23.7	17.4
Current assets—discontinued EPC operations	—	272.3

Total Current Assets	1,227.4	896.0

Net property, plant and equipment	308.7	258.4
Goodwill and other intangibles	783.5	430.4
Deferred income taxes	—	89.7
Other assets	39.1	36.8
Long-term assets—discontinued EPC operations	—	399.3

Total Assets	$2,358.7	$2,110.6

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$276.3	$263.0
Accrued payroll and benefits	38.5	37.2
Accrued liabilities	85.8	59.0
Product warranties	42.8	36.4
Long-term debt due within one year	18.6	18.6
Current tax and other liabilities—discontinued EPC operations	157.7	122.6

Total Current Liabilities	619.7	536.8

Long-term debt	376.3	242.4
Pension liabilities	51.4	222.9
Deferred income taxes	33.9	—
Other liabilities	149.5	148.6
Long-term liabilities—discontinued EPC operations	4.4	78.5
Stockholders’ equity	1,123.5	881.4

Total Liabilities and Stockholders’ Equity	$2,358.7	$2,110.6

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months ended
	September 30
	2011	2010
Operating Activities
Net earnings	$273.6	$79.4
Less earnings from discontinued operations	(193.9)	(42.8)

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	33.2	29.3
Loss on disposal of assets	0.7	14.3
Unrealized gain on investments	(20.1)	—
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(65.8)	(29.4)
Noncurrent assets and liabilities	(95.6)	(14.2)

Cash Provided by (Used in) Operating Activities—continuing operations	(67.9)	36.6
Cash Provided by (Used in) Operating Activities—discontinued operations	(1.5)	32.3

Cash Provided by (Used in) Operating Activities	(69.4)	68.9

Investing Activities
Capital expenditures	(36.7)	(37.2)
Acquisition of businesses	(418.1)	(5.6)
Proceeds from sale of restricted marketable securities	—	4.6

Cash Used in Investing Activities—continuing operations	(454.8)	(38.2)
Cash Provided by (Used in) Investing Activities—discontinued operations	727.8	(6.3)

Cash Provided by (Used in) Investing Activities	273.0	(44.5)

Financing Activities
Long-term debt incurred	152.9	40.8
Long-term debt repaid	(18.6)	(18.6)
Common stock repurchase	(5.7)	—
Net proceeds from stock option activity	9.8	4.5
Dividends paid	(20.3)	(18.3)

Cash Provided by Financing Activities—continuing operations	118.1	8.4
Cash Provided by Financing Activities—discontinued operations	—	—

Cash Provided by Financing Activities	118.1	8.4

Net increase in cash and cash equivalents	321.7	32.8
Cash and cash equivalents—beginning of period	118.9	76.3

Cash and Cash Equivalents—End of Period	$440.6	$109.1

A. O. SMITH CORPORATION

Operations

(dollars in millions)

(unaudited)

	00000000	00000000	00000000	00000000
	Three Months ended		Nine Months ended
	September 30		September 30
	2011	2010	2011	2010
Net sales
Water Products	$412.0	$377.4	$1,234.7	$1,119.1

Operating earnings
Water Products (1), (2), (3), (4)	$39.9	$37.6	$138.1	$89.3

Corporate income (expenses) (5)	2.4	(12.6)	(17.2)	(38.6)
Interest expense	(2.5)	(1.7)	(6.4)	(5.0)

Earnings before income taxes	39.8	23.3	114.5	45.7

Tax provision	12.9	7.1	34.8	9.1

Earnings from continuing operations	$26.9	$16.2	$79.7	$36.6

(1) includes equity loss in joint venture of:	$—	$—	$—	$(0.1)
(2) includes flood related expense of:	$—	$—	$—	$34.2
(3) includes settlement income of:	$—	$—	$11.2	$—
(4) includes Canadian warranty expense of:	$—	$—	$8.2	$—
(5) includes unrealized net gain on investments of:	$16.4	$—	$20.1	$—